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                                                    Exhibit(c)(1)



                    AGREEMENT AND PLAN OF MERGER

                            by and among

                   BAXTER HEALTHCARE CORPORATION,

                    BAXTER CVG SERVICES II, INC.

                                 and

                            PSICOR, INC.



                             Dated as of

                         November 22, 1995



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                                TABLE OF CONTENTS

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

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
                                    ARTICLE I
                              THE OFFER AND MERGER

SECTION 1.1    The Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 1.2    Company Actions . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 1.3    Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 1.4    The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 1.5    Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 1.6    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 1.7    Directors and Officers of the Surviving Corporation . . . . . . .
SECTION 1.8    Shareholders' Meeting . . . . . . . . . . . . . . . . . . . . . .
SECTION 1.9    Merger Without Approval of Company Shareholders . . . . . . . . .

                                   ARTICLE II
                              CONVERSION OF SHARES

SECTION 2.1    Conversion of Capital Stock . . . . . . . . . . . . . . . . . . .
SECTION 2.2    Exchange of Certificates. . . . . . . . . . . . . . . . . . . . .
SECTION 2.3    Company Stock Options . . . . . . . . . . . . . . . . . . . . . .
SECTION 2.4    Savannah Perfusion Earn-out . . . . . . . . . . . . . . . . . . .

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.1    Organization and Qualification; Subsidiaries. . . . . . . . . . .
SECTION 3.2    Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 3.3    Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 3.4    Consents and Approvals; No Violation. . . . . . . . . . . . . . .
SECTION 3.5    Company SEC Reports . . . . . . . . . . . . . . . . . . . . . . .
SECTION 3.6    Financial Statements. . . . . . . . . . . . . . . . . . . . . . .
SECTION 3.7    Absence of Undisclosed Liabilities. . . . . . . . . . . . . . . .
SECTION 3.8    Absence of Certain Changes. . . . . . . . . . . . . . . . . . . .
SECTION 3.9    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 3.10   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 3.11   Employee Benefit Plans; ERISA . . . . . . . . . . . . . . . . . .
SECTION 3.12   Environmental Liability . . . . . . . . . . . . . . . . . . . . .
SECTION 3.13   Compliance with Applicable Laws . . . . . . . . . . . . . . . . .

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
SECTION 3.14   Material Contracts. . . . . . . . . . . . . . . . . . . . . . . .
SECTION 3.15   Patents, Marks, Trade Names, Copyrights
                  and Registrations. . . . . . . . . . . . . . . . . . . . . . .
SECTION 3.16   Fraud and Abuse . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 3.17   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 3.18   Opinion of Financial Advisor. . . . . . . . . . . . . . . . . . .
SECTION 3.19   Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 3.20   Information Supplied; Company Proxy Statement . . . . . . . . . .
SECTION 3.21   POL Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 3.22   The Shareholders' Shares. . . . . . . . . . . . . . . . . . . . .
SECTION 3.23   Pennsylvania Law. . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 3.24   Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 3.25   POL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

SECTION 4.1    Organization  . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 4.2    Authority Relative to this Agreement  . . . . . . . . . . . . . .
SECTION 4.3    Consent and Approvals; No Violation   . . . . . . . . . . . . . .
SECTION 4.4    Opinion of Parent Counsel   . . . . . . . . . . . . . . . . . . .
SECTION 4.5    Information Supplied  . . . . . . . . . . . . . . . . . . . . . .
SECTION 4.6    Financing   . . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 4.7    Purchaser's Operations  . . . . . . . . . . . . . . . . . . . . .
SECTION 4.8    No Shares Owned by Parent, Purchaser or Affiliates  . . . . . . .

                                   ARTICLE V
                        CONDUCT OF BUSINESS BY THE COMPANY
                             PRIOR TO EFFECTIVE DATE

SECTION 5.1    Ordinary Course   . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 5.2    Dividends; Changes in Stock   . . . . . . . . . . . . . . . . . .
SECTION 5.3    Issuance or Repurchase of Securities  . . . . . . . . . . . . . .
SECTION 5.4    Governing Documents; Board of Directors   . . . . . . . . . . . .
SECTION 5.5    No Dispositions   . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 5.6    Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 5.7    Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 5.8    Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 5.9    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 5.10   Consultation and Cooperation    . . . . . . . . . . . . . . . . .
SECTION 5.11   Additional Matters  . . . . . . . . . . . . . . . . . . . . . . .

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
                                   ARTICLE VI
                              ADDITIONAL COVENANTS


SECTION 6.1    No Solicitation     . . . . . . . . . . . . . . . . . . . . . . .
SECTION 6.2    Access to Information; Confidentiality    . . . . . . . . . . . .
SECTION 6.3    HSR Act     . . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 6.4    Consents and Approvals  . . . . . . . . . . . . . . . . . . . . .
SECTION 6.5    Notification of Certain Matters . . . . . . . . . . . . . . . . .
SECTION 6.6    Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . .
SECTION 6.7    Additional Actions  . . . . . . . . . . . . . . . . . . . . . . .
SECTION 6.8    Benefit Plans and Certain Contracts; Severance
                 Arrangements. . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 6.9    Directors' and Officers' Indemnification  . . . . . . . . . . . .
SECTION 6.10   Tender and Option Agreement; Pennsylvania Law . . . . . . . . . .
SECTION 6.11   Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 6.12   Parent's Sale of Shares in Acceptable Offer . . . . . . . . . . .
SECTION 6.13   POL Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 6.14   Company Audited Financial Statements. . . . . . . . . . . . . . .
SECTION 6.15   Opinions of Company Counsel . . . . . . . . . . . . . . . . . . .

                                   ARTICLE VII
                                   CONDITIONS

SECTION 7.1    Conditions to Each Party's Obligations
                 to Effect the Merger  . . . . . . . . . . . . . . . . . . . . .
SECTION 7.2    Additional Condition to Obligations of the Company
                 to Effect the Merger  . . . . . . . . . . . . . . . . . . . . .
SECTION 7.3    Additional Condition to Obligations of Parent and
                 Purchaser to Effect the Merger  . . . . . . . . . . . . . . . .

                                  ARTICLE VIII
                                   TERMINATION

SECTION 8.1    Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 8.2    Effect of Termination . . . . . . . . . . . . . . . . . . . . . .

                                   ARTICLE IX
                               GENERAL PROVISIONS

SECTION 9.1    Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 9.2    Amendment and Modification  . . . . . . . . . . . . . . . . . . .
SECTION 9.3    Nonsurvival of Representations and Warranties . . . . . . . . . .

                                       iii

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
SECTION 9.4    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 9.5    Definitions; Interpretation . . . . . . . . . . . . . . . . . . .
SECTION 9.6    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 9.7    Entire Agreement; No Third Party Beneficiaries. . . . . . . . . .
SECTION 9.8    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 9.9    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .
SECTION 9.10   Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . .

ANNEX A        Conditions to the Tender Offer. . . . . . . . . . . . . . . . . .

EXHIBIT 3.21    Form of POL Agreement
EXHIBIT 4.4     Form of Opinion of Parent Counsel
EXHIBIT 6.8(b)  Form of Severance Agreement
EXHIBIT 6.8(c)  Form of Officers' Consulting Agreement
EXHIBIT 6.15(a) Form of Opinion of Company In-House Counsel
EXHIBIT 6.15(b) Form of Opinion of Company Special Counsel
EXHIBIT 7.3     Form of Mr. Dunaway's Consulting Agreement

                           AGREEMENT AND PLAN OF MERGER

            This Agreement and Plan of Merger (the "Agreement") is entered into as of November 22, 1995 by and among Baxter Healthcare Corporation, a Delaware corporation ("Parent"), Baxter CVG Services II, Inc., a Pennsylvania corporation and wholly owned subsidiary of Parent ("Purchaser"), and PSICOR, Inc., a Pennsylvania corporation (the "Company").

                                    RECITALS

            WHEREAS, the respective Boards of Directors of Parent and Purchaser have determined that it is advisable and in the best interests of Parent and Purchaser to engage in a transaction whereby Parent will acquire the Company on the terms and subject to the conditions set forth herein; and

            WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company and its shareholders to engage in a transaction whereby Parent will acquire the Company on the terms and subject to the conditions set forth in this Agreement; and

            WHEREAS, Michael W. Dunaway, the Chief Executive Officer, Chairman of the Board and President of the Company ("Mr. Dunaway"), Trudy V. Dunaway, the Vice President, Secretary, Assistant Treasurer and a director of the Company ("Mrs. Dunaway"), and the Dunaway Family Trust, of which Mr. and Mrs. Dunaway are co-settlors and co-trustees (the "Dunaway Trust" and, together with Mr. and Mrs. Dunaway, the "Shareholders"), are the beneficial owners of 1,938,160 shares of Company Common Stock (as defined below); and

            WHEREAS, as an inducement to Parent to acquire the Company, and as a condition to Parent's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement Parent, Purchaser and the Shareholders are entering into a tender and option agreement (the "Tender and Option Agreement") pursuant to which the Shareholders have agreed to (i) grant Parent and Purchaser an irrevocable option to buy their Shares (as defined below) at $17.50 per Share, (ii) tender and, in the event such irrevocable option is not theretofore exercised, sell their Shares in the Offer (as defined below) and vote their Shares in favor of the Merger (as defined below) and (iii) not compete with Parent, Purchaser, the Company or the Surviving Corporation (as defined


                                        1

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below) to the extent set forth therein, in each case upon the terms and subject to the conditions set forth therein; and

            WHEREAS, as an inducement to Parent to acquire the Company, and as a condition to Parent's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement the Company and Dunaway Holdings, Inc., a Delaware corporation all of the capital stock of which is owned by Mr. Dunaway ("Dunaway Holdings"), are entering into a put option with respect to a purchase agreement (the "POL Agreement") pursuant to which Dunaway Holdings has agreed to acquire from the Company, if the Company exercises its option to do so, all of the outstanding shares of Psicor Office Laboratories, Inc., a New Jersey corporation and a wholly owned subsidiary of the Company ("POL"), together with all of the Company's rights, interests, liabilities and obligations relating to POL, if no higher offer for POL is received by the Company; and the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company and its shareholders to engage in such transaction; and

            WHEREAS, in furtherance of its acquisition of the Company, Parent proposes to cause Purchaser to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all of the issued and outstanding shares of common stock, no par value, of the Company (hereinafter referred to as either the "Shares" or the "Company Common Stock") at a price per share of Company Common Stock of $17.50, net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement, and the Board of Directors of the Company has adopted resolutions approving, among other things, the Offer and the Merger and recommending that the Company's shareholders accept the Offer; and

            WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have approved the merger (the "Merger") of Purchaser into the Company, upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock not owned directly or indirectly by Parent or the Company, except shares of Company Common Stock held by persons who object to the Merger and comply with all the provisions of Pennsylvania law concerning the right of holders of Company Common Stock to dissent from the Merger and require appraisal of their shares of Company Common Stock ("Dissenting Shareholder"), will be converted into the right to receive the per share consideration paid pursuant to the Offer; and


                                        2

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            WHEREAS, the Company, Parent and Purchaser wish to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

            NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                              THE OFFER AND MERGER

           1.1    THE OFFER.

                  (a) As promptly as practicable (but in no event later than five business days after the public announcement of the execution hereof), Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer to purchase for cash all of the issued and outstanding shares of Company Common Stock at a price of $17.50 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), subject to there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares beneficially owned by Parent or Purchaser, represents at least 80% of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex A hereto. Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including without limitation the Minimum Condition), accept for payment and pay for Shares tendered as soon as practicable after it is legally permitted to do so under applicable law, but in no event prior to January 3, 1996. The obligations of Purchaser to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Minimum Condition and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. Without the written consent of the Company, Purchaser shall not decrease the Offer Price, decrease the number of Shares sought, change the form of


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consideration to be paid in the Offer, or amend any other condition of the Offer in any manner adverse to the holders of the Shares (other than with respect to the Minimum Condition or insignificant changes or amendments) without the written consent of the Company; PROVIDED, HOWEVER, that if prior to the initial scheduled expiration date of the Offer the Company shall have received a Higher POL Offer (as defined in Section 6.13 below) that the Company intends to accept, then at the Company's request Purchaser shall extend the Offer for fifteen business days in order to facilitate the consummation of such Higher POL Offer; and PROVIDED, FURTHER, that if on the initial scheduled expiration date of the Offer (as it may be extended) all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended from time to time until February 1, 1996 without the consent of the Company. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company. Purchaser shall terminate the Offer upon termination of this Agreement pursuant to its terms.

                  (b) As soon as practicable on the date the Offer is commenced, Parent and Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents") with respect to the Offer. The Offer Documents will comply in all material respects with the provisions of applicable Federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company for inclusion in the Offer Documents. Each of Parent and Purchaser further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given the opportunity to review the Schedule 14D-1 before it is filed with the SEC. In addition, Parent and Purchaser agree to provide the Company and its counsel in writing with any comments Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

            1.2   COMPANY ACTIONS.

                  (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors, at a meeting duly called and held on the date or dates on which the parties entered into this Agreement and the Tender and Option Agreement, has unanimously (i) determined that each of the Offer, the Merger and the transactions contemplated thereby is fair to and in the best interests of the Company's shareholders (other than Parent and Purchaser); (ii) approved this Agreement and the transactions contemplated hereby (including without limitation (x) the acquisition of the Company by Parent or any of its affiliates, and any purchase of Shares in connection therewith, by means of this Agreement, the Offer, the Merger and the Tender and Option Agreement, the transactions contemplated by the POL Agreement and/or any other transactions conducted to effectuate the acquisition of the Company by Parent or its affiliates in accordance with this Agreement ("Other Transactions") and (y) any other transactions contemplated hereby and by the foregoing clause (x)); (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to Purchaser and approve and adopt this Agreement and the Merger, PROVIDED, HOWEVER, that such recommendation may be withdrawn, modified or amended if, in the opinion of the Board of Directors of the Company, after consultation with independent legal counsel to the Company, the failure to take such action would be inconsistent with their fiduciary duties under applicable law, and any such withdrawal, modification or amendment of the recommendation will not be deemed a breach of this Agreement; (iv) adopted resolutions approving all of the actions and transactions referenced herein, with the consequences that the requirements for "business combinations" set forth in Subchapter 25F of the PBCL will not be applicable to the Merger; and (v) adopted a resolution affirming that the transactions contemplated by the POL Agreement are exempt from the "business combination" provisions of Subchapter 25F of the PBCL.

                  (b) Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto, and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to the fiduciary duties of the Company's Board of Directors under applicable law and the provisions of this Agreement, contain the statements referred to in
Section 1.2(a) hereof. The Schedule 14D-9 will comply in all material respects with the provisions of applicable Federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser for inclusion in the
Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, Purchaser and their counsel in writing any comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. The Company and its counsel will provide Parent and its counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences relating to the Schedule 14D-9, the Merger, this Agreement or the transactions contemplated hereby.

                  (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and those of persons becoming record holders after such date, together with copies of all other information in the Company's control regarding the beneficial owners of shares of

Company Common Stock that Parent may reasonably request, and shall furnish Purchaser with such other information and assistance as Purchaser or its agents may reasonably request in communicating the Offer to the shareholders of the Company.

            1.3   DIRECTORS.

                  (a) Promptly upon the later of (i) the purchase of and payment for any Shares (including without limitation all Shares subject to the Tender and Option Agreement) by Purchaser or any other subsidiary of Parent pursuant to the Offer or the Tender and Option Agreement and (ii) the expiration or waiver of the Company's right to terminate this Agreement under Section 8.1(c)(i) hereof, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors then serving on such Board (which, immediately prior to such calculation, shall not consist of more than four directors) multiplied by the ratio of the aggregate number of Shares beneficially owned by Parent, Purchaser and any of their affiliates to the total number of Shares then outstanding. The Company shall, upon request of Purchaser, take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including without limitation increasing the size of its Board of Directors or, at the Company's election, securing the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected or appointed to the Company's Board, and shall cause Parent's designees to be so elected or appointed. At such time, the Company shall also cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary (as defined below) of the Company and (iii) each committee (or similar body) of each such board. Notwithstanding the foregoing, until the Effective Time (as defined below), neither Parent nor Purchaser nor their affiliates shall take any action as directors or shareholders of the Company to cause the removal of Lavern W. Rees and Whitney A. McFarlin, independent directors of the Company, on the date hereof.

                  (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to shareholders as part of the Schedule 14D-9 the information required by such Section 14(f) and Rule 14f-1, as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent or Purchaser shall supply the Company with any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of Section 1.3(a) are in addition to and shall not limit any rights which Parent, Purchaser or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

                  (c) From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser hereunder, any waiver of any condition or any of the Company's rights hereunder or other action by the Company hereunder (other than the actions contemplated by Section
1.8 hereof) may be effected only if the action is approved by a majority of the directors of the Company then in office who were directors of the Company on the date hereof, which action shall be deemed to constitute the action of the Board of Directors; PROVIDED, that if there shall be no such directors, such actions may be affected by majority vote of the entire Board of Directors of the Company.

            1.4   THE MERGER.

                  (a) Subject to the terms and conditions of this Agreement, and pursuant to Sections 1921-1930 of the PBCL, at the Effective Time the Company and Purchaser shall consummate the Merger pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the Commonwealth of Pennsylvania, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

                  (b) Pursuant to the Merger, (i) the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by applicable law and such articles of incorporation, and (ii) the bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the articles of incorporation and such bylaws. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the PBCL.

            1.5   EFFECTIVE TIME.  On the date of Closing (as defined in
Section 1.6) as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII (or on such other date as Parent and the Company may agree) the parties shall cause articles of merger or other appropriate documents (in any such case, the "Articles of Merger") to be executed and filed with the Department of State of the Commonwealth of Pennsylvania as provided in Sections 1926 and 1927 of the PBCL. The Merger shall become effective at the time and on the date on which the Articles of Merger have been duly filed with the Department of State of the Commonwealth of Pennsylvania or such later time as is agreed upon by the parties and specified in the Articles of Merger, and such time is hereinafter referred to as the "Effective Time."

            1.6 CLOSING. The Closing of the Merger (the "Closing") will take place at 10:00 a.m., Los Angeles time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII hereof (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom, 300 South Grand Avenue, Los Angeles, California 90071, unless another date or place is agreed to in writing by the parties hereto.

            1.7 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Purchaser at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

            1.8   SHAREHOLDERS' MEETING.

                  (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                        (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer, or the termination of the Offer, for the purpose of considering and taking action upon this Agreement;

                        (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the Company Proxy Statement (as defined below) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Company Proxy Statement") to be mailed to its shareholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

                        (iii) include in the Company Proxy Statement the recommendation of the Board of Directors that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement unless, in the opinion of the Board of Directors after consultation with independent counsel, the inclusion of such recommendation would be inconsistent with its fiduciary duties under applicable law.

                  (b) Parent and Purchaser agree that Purchaser shall, and shall cause any permitted assignee of Purchaser to, vote all Shares then owned by it which are entitled to vote in favor of the approval of the Merger and the adoption of this Agreement.

            1.9 MERGER WITHOUT APPROVAL OF COMPANY SHAREHOLDERS. Notwithstanding Section 1.8 hereof, in the event that Parent, Purchaser or any permitted assignee of Purchaser shall acquire at least 80% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer, the Tender and Option Agreement or otherwise, the parties hereto agree, at the request of Parent and subject to Article VII hereof, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without approval of the Company shareholders, in accordance with Section 1924(b)(1)(ii) of the PBCL. In connection therewith, the Company and its Board of Directors may take all action necessary to approve a plan of merger under Section 1924(b)(1)(ii) of the PBCL, which plan of merger shall supersede the plan of merger adopted by the Board of Directors as contemplated by Section 1.2(a) hereof, solely to cause the Merger hereunder to become effective without approval of the Company shareholders. If the Board of Direc-tors of the Company so approves a merger pursuant to Section 1924(b)(1)(ii), Parent or Purchaser shall, and shall cause any permitted assignee to, continue to hold not less than 80% of the issued and outstanding shares of Company Common Stock until the consummation or abandonment of such merger.


                                   ARTICLE II

                              CONVERSION OF SHARES

           2.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock, par value $.01 per share, of Purchaser (the "Purchaser Common Stock"):

                  (a) PURCHASER COMMON STOCK. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Purchaser or any other wholly owned subsidiary of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                  (c) CONVERSION OF SHARES. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with
Section 2.2, without interest.

                  (d) SHARES OF DISSENTING SHAREHOLDERS. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a Dissenting Shareholder shall not be converted as described in Section 2.1(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the laws of the Commonwealth of Pennsylvania; PROVIDED, HOWEVER, that the shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the PBCL, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration.
The Company shall give Parent (i) prompt notice of any written demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

            2.2   EXCHANGE OF CERTIFICATES.

                  (a) PAYING AGENT. Parent shall designate a bank or trust company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Paying Agent") to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to
Section 2.1(c). Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

                  (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

                  (c) TRANSFER BOOKS; NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

                  (d) TERMINATION OF FUND; NO LIABILITY. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            2.3 COMPANY STOCK OPTIONS. At or immediately prior to the Effective Time, each outstanding employee and director stock option to purchase Shares (an "Option") granted under (i) the PSICOR, Inc. 1984 Stock Option Plan, as amended (the "1984 Option Plan"), (ii) the PSICOR, Inc. 1989 Stock Option Plan for Officers and Other Key Employees, as amended (the "1989 Option Plan"),
(iii) the Non-Qualified Stock Option Plan for Directors of PSICOR, Inc. (the "Director Option Plan") and (iv) any other stock option plan or arrangement of the Company or any Subsidiary of the Company (such plans or arrangements, together with the 1984 Option Plan, the 1989 Option Plan and the Director Option Plan, are hereinafter collectively referred to as the "Option Plans"), shall be cancelled, and each holder of any such Option, whether or not then vested or exercisable, shall be paid by the Company, at or immediately prior to the Effective Time for each such Option, in consideration therefor an amount in cash determined by multiplying (i) the excess, if any, of $17.50 per Share over the applicable exercise price of such Option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Time. The Company shall use all reasonable efforts to effectuate the foregoing, including without limitation amending the Option Plans and obtaining any necessary consents from Option holders; PROVIDED, HOWEVER, that prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company shall adopt such resolutions or take such other actions as are required to adjust, effective immediately prior to the Effective Time, the terms of each outstanding Option under the 1984 Option Plan or the 1989 Option Plan as to which any such consent is not obtained prior to the Effective Time to provide that such Option shall be converted into the right, upon exercise of such Option at any time after the Effective Time, to receive an amount in cash equal to $17.50 for each Share subject to such Option, or, alternatively, upon the surrender and cancellation of such Option at any time after the Effective Time to receive an amount in cash determined by multiplying (i) the excess, if any, of $17.50 per Share over the applicable exercise price of such Option by (ii) the number of Shares subject to such Option, in either case without interest or any other adjustment thereto.

            2.4 SAVANNAH PERFUSION EARN-OUT. At or prior to the Effective Time the Company shall either (a) have obtained the consent (which shall be in such form and substance as are reasonably satisfactory to the Company) of Larry Shelton pursuant to that certain Acquisition Agreement and Plan of Merger, dated November 30, 1993, by and among Savannah Perfusion, Inc., Shelton, PSICOR Merger Corporation and the Company (the "Savannah Agreement"), to accept a cash payment of $17.50 per Share in full satisfaction of the Company's obliga-tions, when due, to issue shares of Company Common Stock pursuant to the earn-out provisions of Section 3.4 of the Savannah Agreement or (b) enter into such other arrangements with respect to the Savannah Agreement as are reasonably satisfactory to Parent and the Company. The Company agrees to use all reasonable efforts to obtain such consent or other arrangement.


                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company represents and warrants to Parent and Purchaser as follows:

            3.1   ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed on Schedule 3.1(a), which include each jurisdiction in which the character of the Company's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Material Adverse Effect (as defined below). The Company has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. The Company has made available to Parent and Purchaser a complete and correct copy of its articles of incorporation and bylaws, each as amended to date, and the Company's articles of incorporation and bylaws as so delivered are in full force and effect. The Company is not in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws.

                  (b) Schedule 3.1(b) lists the name and jurisdiction of organization of each Subsidiary of the Company and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation as of the date hereof. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed on
Schedule 3.1(b),
which include each jurisdiction in which the character of the Company's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Material Adverse Effect. Each of the Company's Subsidiaries has the requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Each of such Subsidiaries is operating in accordance with all applicable laws and regulations of its jurisdiction of incorporation, except where the failure so to operate would not result in a Material Adverse Effect. The Company has made available to Parent and Purchaser a complete and correct copy of the articles of incorporation and bylaws (or similar charter documents) of each of the Company's Subsidiaries, each as amended to date, and the articles of incorporation and bylaws (or similar charter documents) as so delivered are in full force and effect. No Subsidiary of the Company is in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws (or similar charter documents).

                  (c) For purposes of this Agreement, (i) a "Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of the Company and its Subsidiaries taken as a whole; PROVIDED, that such term shall not include effects resulting from market conditions generally in the delivery of perfusion services; (ii) "subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership); and (iii) "Subsidiary" shall mean any subsidiary of the Company, including without limitation POL.

            3.2   CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists solely of 10,000,000 shares of the Company Common Stock. As of the date hereof,
(i) 4,360,142 shares of Company Common Stock are issued and outstand-ing; (ii) 95,779 shares of Company Common Stock are issued and held in the treasury of the Company; (iii) 706,040 shares of Company Common Stock are reserved for issuance upon exercise of the outstanding Options granted under the Option Plans; (iv) 31,894 shares of Company Common Stock are reserved for issuance upon exercise of the outstanding Options under the Company's Employee Stock Purchase Plan (the "Stock Plan"); and (v) 26,000 shares of Company Common Stock are reserved for issuance under the Savannah Agreement. No agreement or other document grants or imposes on any shares of the Company Common Stock any right, preference, privilege or restriction with respect to the transaction contemplated hereby (including, without limitation, any rights of first refusal), other than the right to dissent from the Merger as provided in Section 2.1(d) above. All of the issued and outstanding shares of the Company Common Stock are, and all Shares which may be issued pursuant to the exercise of outstanding Options and the Savannah Agreement will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agreement, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) except for the POL Agreement with respect to the capital stock of POL, and except as otherwise set forth on Schedule 3.2(a) hereto, there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (including without limitation "earn-out" arrangements) relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any Subsidiary or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity.

                  (b) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries. None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

                  (c) The authorized capital stock of POL consists solely of 5,000,000 shares of common stock, no par value per share (the "POL Common Stock"). As of the date hereof, 120.5 shares of POL Common Stock are issued and outstanding. All of the issued and outstanding shares of capital stock of each of the Subsidiaries of the Company are owned beneficially and of record by the Company or a wholly owned subsidiary of the Company, free and clear of all liens, charges, pledges, encumbrances, equities, voting restrictions, claims and options of any nature (except, with respect to the capital stock of POL, the POL Agreement), and all such shares have been duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights. Except as disclosed on Schedule 3.2(c) hereto, the Company has not made, directly or indirectly, any material investment in, advance to or purchase or guaranty of any obligations of, any entity other than such Subsidiaries.

            3.3   AUTHORITY.

                  (a) The Company has full corporate power and authority to execute and deliver this Agreement and the POL Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the POL Agreement and the consummation of the transactions contemplated hereby and thereby has been duly and validly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary, as a matter of law or otherwise to render the requirements for business combinations contained in Subchapter 25F of the PBCL inapplicable to the Merger and the POL Agreement. Each of this Agreement and the POL Agreement has been duly and validly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except (a) as such enforcement may be subject to bankruptcy, insolvency or similar laws now or hereafter in effect relating to creditors rights, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (b) Except for the action contemplated by Section 1.9 hereof, the Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement, including the Offer, the Merger and the acquisition of Shares pursuant to the Offer, the Merger, the Tender and Option Agreement, the transactions contemplated by the POL Agreement and any Other Transactions, including without limitation all matters contemplated by Section 1.2(a)(ii) hereof. In reliance upon the representation and warranty of Parent and Purchaser in
Section 4.7 hereof, and assuming that the Minimum Condition is satisfied, or that no Shares are purchased under the Offer or otherwise (other than pursuant to the Tender and Option Agreement), the Company represents to Parent and Purchaser that the actions set forth in Section 1.2(a) are all the actions required, and are sufficient, to render the relevant antitakeover provisions of the PBCL (other than the provisions of Subchapter 25E of the PBCL) inapplicable to the Offer, the Merger, the Tender and Option Agreement, the POL Agreement and any Other Transactions and the other matters referred to in Section 1.2(a)(ii) above so long as this Agreement has not been terminated in accordance with its terms.

            3.4 CONSENTS AND APPROVALS; NO VIOLATION. The execution and delivery of this Agreement and the POL Agreement, the consummation of the transactions contemplated hereby and thereby and the performance by the Company of its obligations hereunder and thereunder will not:

                  (a) subject to the obtaining of any requisite approvals of the Company's shareholders as contemplated by Sections 1.8 and 1.9 hereof, conflict with any provision of the Company's articles of incorporation or bylaws or the articles of incorporation or bylaws (or other similar charter documents) of any of its Subsidiaries;

                  (b) require any consent, approval, order, authorization or permit of, or registration, filing with or notification to, any governmental or regulatory authority or agency (a "Governmental Entity"), except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (x) the Schedule 14D-9, (y) the Company Proxy Statement relating to the approval by the Company's shareholders of this Agree-ment, if such approval is required by law, and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, the Tender and Option Agreement and the transactions contemplated hereby and thereby, and (iii) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania;

                  (c) except as disclosed on Schedule 3.4(c), result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments under or to a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective Time or which, individually or in the aggregate, would not (i) result in a Material Adverse Effect, (ii) materially impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

                  (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company or any Subsidiary, in such a manner as to (i) result in a Material Adverse Effect, (ii) materially impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement; or

                  (e) result in the creation of any lien, charge or encumbrance upon any shares of capital stock, properties or assets of the Company or its Subsidiaries under any agreement or instrument to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound.

            3.5 COMPANY SEC REPORTS. The Company has filed with the SEC, and has heretofore made available to Parent and Purchaser true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Shareholders incorporated by reference in certain of such reports, required to be filed with the SEC since September 30, 1991 under the Securities Act of 1933, as amended (the

"Securities Act"), or the Exchange Act, each of which is identified on Schedule
3.5 hereto (collectively, the "Company SEC Reports"). As of the respective dates such Company SEC Reports were filed or, if any such Company SEC Reports were amended, as of the date such amendment was filed, each of the Company SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the Exchange Act.

            3.6 FINANCIAL STATEMENTS. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended September 30, 1992, 1993 and 1994 and its Quarterly Reports on Form 10-Q for all interim periods during such period and subsequent thereto (collectively, the "Financial Statements") have been, and the Company's financial statements for the fiscal year ended September 30, 1995 to be delivered to Parent pursuant to Section 6.14 hereof shall have been, prepared from, and are or shall be (as the case may be) in accordance with, the books and records of the Company and its consolidated Subsidiaries, comply or shall comply (as the case may be) in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been or shall be (as the case may be) prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present or shall fairly present (as the case may be), in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

            3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except (a) as specifically disclosed in the Company SEC Reports and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since September 30, 1994, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that have, or would be reasonably likely to have, a Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries or the notes thereto which is not so reflected. As of the date hereof, the total amounts of principal and unpaid interest outstanding under the Company's bank credit line do not exceed one million dollars ($1,000,000) in the aggregate, and the long-term principal portions thereof (including such amounts as are required to be classified as current debt under GAAP) do not exceed one million dollars ($1,000,000).

            3.8 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company SEC Reports, since September 30, 1994 the Company and its Subsidiaries have conducted their respective businesses only in, have not engaged in any transaction other than according to, the ordinary and usual course, and there has not been (a) any Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company or any of its Subsidiaries; (c) any change by the Company in accounting principles, practices or methods; (d) any labor dispute or difficulty which is reasonably likely to result in any Material Adverse Effect, and to the Company's knowledge no such dispute or difficulty is now threatened; (e) except as contemplated by the POL Agreement, any material asset sold, disposed of (except inventory sold in the ordinary course of business) mortgaged, pledged or subjected to any lien, charge or other encumbrance; (f) except as set forth on Schedule 3.8(f), any increase in the compensation payable or which could become payable by the Company or any of its Subsidiaries to their directors, officers, employees, distributors, dealers or sales representatives; (g) any amendment of any employee benefit plan; (h) any issuance, transfer, sale or pledge by the Company or its Subsidiaries of any shares of stock or other securities or of any commitments, options, rights or privileges under which the Company or its Subsidiaries is or may become obligated to issue any shares of stock or other securities; (i) any indebtedness incurred by the Company or its Subsidiaries, except such as may have been incurred in the ordinary course of business and consistent with past practice; (j) any loan made or agreed to be made by the Company or its Subsidiaries, nor has the Company or its Subsidiaries become liable or agreed to become liable as a guarantor with respect to any loan; (k) any waiver by the Company or its Subsidiaries of any right or rights of material value or any payment, direct or indirect, of any material debt, liability or other obligation; or (l) except as set forth on Schedule 3.8(l), any change in or amendment to the articles of incorporation or bylaws (or similar charter documents) of the Company or its Subsidiaries.

            3.9   TAXES.

                  (a) The Company and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns (as defined below) required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

                  (b) The Company and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date.

                  (c) Except as disclosed on Schedule 3.9(c), no Audit (as defined below) by a Tax Authority (as defined below) is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, the Company or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of the Company or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no liens for Taxes upon the assets of the Company or any of its Subsidiaries, except liens for current Taxes not yet due.

                  (d) Except as disclosed on Schedule 3.9(d), neither the Company nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

                  (e) Prior to the date hereof, the Company and its Subsidiaries have disclosed all material Tax sharing, Tax indemnity, or similar agreements to which the Company or any of its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes.

                  (f) As used in this Agreement, (i) "Audit" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes; and (iv) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

            3.10 LITIGATION. Except as disclosed in Schedule 3.10, there is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against or affecting the Company, any Subsidiaries of the Company or any of the directors or officers of the Company or any of its Subsidiaries in their capacity as such that, individually or in the aggregate, allege damages of $100,000 or more. Neither the Company nor any of its Subsidiaries, nor any officer, director or employee of the Company or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other governmental or regulatory authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or such Subsidiary nor, to the knowledge of the Company, is the Company, any Subsidiary or any officer, director or employee of the Company or its Subsidiaries under investigation by any Governmental Entity related to the conduct of the Company's business. There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring the Company or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties.

            3.11 EMPLOYEE BENEFIT PLANS; ERISA. Except as specifically disclosed in Schedule 3.11:

                  (a) Schedule 3.11(a) contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any employee or former employee of the Company or any ERISA Affiliate whether formal or informal and whether legally binding or not (the "Plans"). Schedule 3.11(a) identifies each of the Plans that is an "employee welfare benefit plan" or "employee pension benefit plan" as such terms are defined in sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of the Company or any ERISA Affiliate.

                  (b) With respect to each of the Plans, the Company has heretofore delivered to Parent and Purchaser true and complete copies of each of the following documents: (i) a copy of each Plan (including all amendments thereto); (ii) a copy of the annual report, if required under ERISA, with respect to each Plan for the last three years; (iii) a copy of the actuarial report, if required under ERISA, with respect to each Plan for the last three years; (iv) a copy of the most recent Summary Plan Description ("SPD"), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA with respect to each Plan, and all other material employee communications relating to each Plan; (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;
(vi) all contracts relating to the Plans with respect to which the Company or any ERISA Affiliate may have any liability, including without limitation insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under section 401 of the Internal Revenue Code of 1986, as from time to time amended (the "Code").

                  (c) No ERISA Plan is subject to Title IV of ERISA, and no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or an ERISA Affiliate of incurring a liability under such Title.

                  (d) Neither the Company, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any ERISA Affiliate, any of the ERISA Plans, any such trust, any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code.

                  (e) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

                  (f) Each of the ERISA Plans that is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified.

                  (g) Neither the Company nor any ERISA Affiliate currently maintains or previously has maintained an ERISA Plan subject to section 501(c)(9) of the Code.

                  (h) No amounts payable under the Plans or any other agreement or arrangement to which the Company or any ERISA Affiliate is a party will fail to be deductible for Federal income tax purposes by virtue of section 280G of the Code.

                  (i) No "leased employee," as that term is defined in section 414(n) of the Code, performs services for the Company or any ERISA Affiliate.

                  (j) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates, or (iv) benefits, the full cost of which is borne by the current or former employee (or his beneficiary)).

                  (k) With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or an ERISA Affiliate, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

                  (l) As of the date hereof, the median salary paid to Company employees (other than employees of POL) who would be entitled to severance under the Company's severance and termination policy as set forth on Schedule 6.8(b)(2) is $40,560 and the median number of years of service of such employees with the Company is 4.4.

                  (m) The current "Purchase Period" (as such term is defined in the Stock Plan) under the Stock Plan will end on November 30, 1995.

            3.12  ENVIRONMENTAL LIABILITY.  Except as disclosed in Schedule
3.12 hereto:

                  (a) The businesses of the Company and its Subsidiaries have been and are operated in material compliance with all Federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, rules, regulations, permit conditions and legal requirements, including without limitation the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know, Occupational Safety and Health Act and Federal, state and local medical waste laws, each as amended and currently in effect (together, "Environmental Laws").

                  (b) Neither the Company nor any of its Subsidiaries has caused or allowed the generation, treatment, storage, release or disposal of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law ("Hazardous Substances") except in material compliance with all Environmental Laws, and no generation, treatment, handling, storage, release, discharge or disposal of Hazardous Substances has occurred at any property owned or operated by the Company except in material compliance with all Environmental Laws.

                  (c) Neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, any other communication from any governmental authority alleging or concerning any material violation by the Company or any of its Subsidiaries of, or responsibility or liability of the Company or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of the Company, threatened, claims, suits, proceedings or investigations with respect to the businesses or operations of the Company or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law, nor does the Company have any knowledge of any fact or condition that could give rise to such a claim, suit, proceeding or investigation.

                  (d) The Company and its Subsidiaries are in possession of all material approvals, permits and licenses from all governmental authorities under all Environmental Laws with respect to the operation of the businesses of the Company and its Subsidiaries; there are no pending or to the knowledge of the Company, threatened, actions, proceedings or investigations seeking to revoke or deny renewal of any of such approvals, permits and licenses; the Company does not have knowledge of any fact or condition that could give rise to any action, proceeding or investigation to revoke or deny renewal of such approvals, permits or licenses.

                  (e) Without in any way limiting the generality of the foregoing, (i) the Company does not store, dispose of or arrange for the disposal of Hazardous Substances at on-site or off-site locations, (ii) all underground storage tanks, and the capacity and contents of such tanks, located on property owned or leased by the Company are identified in Schedule 3.12,
(iii) except as set forth in Schedule 3.12, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company, and (iv) except as set forth in Schedule 3.12, no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored at any property owned or leased by the Company.

            3.13 COMPLIANCE WITH APPLICABLE LAWS. The Company and each of its Subsidiaries hold all material licenses, permits and authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and the Company has not received any notice from any authority or person that such businesses have been or are being, conducted in violation of any law, ordinance or regulation, including without limitation any law, ordinance or regulation relating to (a) the protection of the environment,
(b) the provision of medical supplies and services, or (c) occupational health and safety, except for possible violations which either singly or in the aggregate have not resulted and in the future will not result in a Material Adverse Effect.

            3.14 MATERIAL CONTRACTS. Schedule 3.14 hereto sets forth a true and correct list of any and all agreements, contracts, purchase or installment agreements, indentures, leases, mortgages, licenses, plans, arrangements, commitments (whether written or oral) and instruments (collectively, "contracts") that are material to the Company and its Subsidiaries (the "Material Contracts") (other than such contracts that are specifically filed with the Company's SEC Reports), including without limitation the following types of contracts to which the Company or any of its Subsidiaries is a party:

                  (a) any contract which is not terminable by the Company or any of its Subsidiaries upon 30 days' notice and which involves outstanding payments of more than $100,000;

                  (b) any customer contract between the Company or its Subsidiaries and any party to whom the Company or its Subsidiaries provides goods or services which represent annual payments by the Company of $100,000 or more;

                  (c) any contract for the purchase or sale of supplies, raw materials, commodities or similar products used by the Company or its Subsidiaries and which call for performance over a period of more than one year or represent annual payments by the Company of $100,000 or more;

                  (d) any contract with hospitals or medical centers, it being represented that all of such contracts are in substantially the form(s) attached to Schedule 3.14;

                  (e) the forms of any contract between the Company and any clinical employees, including without limitation perfusionists or autotransfusionists, together with a list identifying the parties to such contracts, it being represented that (i) all of such contracts are in substantially the form(s) attached to Schedule 3.14, and (ii) the current average annual rate of compensation and the current range of annual compensation for perfusionists are set forth on Schedule 3.14;

                  (f) the forms of any contract with POL technicians, together with a list identifying the parties to such contracts, it being represented that
(i) all of such contracts are in substantially the form(s) attached to Schedule 3.14, and (ii) under all such contracts POL is solely liable and the Company has no liability or obligation thereunder;

                  (g) any contract with third party payors, including Medicaid, health maintenance organizations, preferred provider organizations, insurance companies and other payment sources, which are necessary to conduct the businesses of the Company and its Subsidiaries as of the date of this Agreement;

                  (h) any contract for the employment of any officer, employee, consultant or other person or entity on a full-time, part-time, consulting or other basis, including any severance or other termination provisions with respect to such employment;

                  (i) any noncompetition agreement, other than customary agreements with employees who are not officers, directors or key employees, or any other contract that in any way restricts the Company or any of its Subsidiaries from carrying on their business any place in the world; and

                  (j) any contract with the Company and any of its Subsidiaries or any of their affiliates or with any officers, directors or key employees of the Company or any of its Subsidiaries.

True and complete copies of each written Material Contract, or form thereof and true and complete written summaries of each oral Material Contract have been made available to Parent and Purchaser by the Company prior to the date hereof. Except as set forth on Schedule 3.14:

                        (i) Each of the Material Contracts is a valid, binding and enforceable agreement of the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto and will, subject to the satisfaction of the conditions in Article VII, continue to be valid, binding and enforceable immediately after the Closing, except (x) as such enforcement may be subject to bankruptcy, insolvency or similar laws now or hereafter in effect relating to creditors' rights, and (y) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

                        (ii) As of the date hereof, the Company has no reason to believe that the Company or the relevant Subsidiary will not be able to fulfill in all material respects all of its obligations under the Material Contracts which remain to be performed after the date hereof;

                        (iii) To the knowledge of the Company there has not occurred any material default (or event which upon provision of notice or lapse of time or both would become such a default) under any of the Material Contracts on the part of the Company or the relevant Subsidiary party thereto; and

                        (iv) The Material Contracts listed on Schedule 3.14 are all of the contracts that are material to the Company or any of its Subsidiaries or their respective businesses (other than such contracts that are specifically filed with the Company's SEC Reports).

            3.15  PATENTS, MARKS, TRADE NAMES, COPYRIGHTS AND REGISTRATIONS.

                  (a) The Company has all right, title and interest in all Intellectual Property (as defined below) used in or necessary for the business of the Company and its Subsidiaries as now conducted, all of which are set forth in Schedule 3.15, and the consummation of the transactions contemplated hereby will not alter or impair in an adverse manner such Intellectual Property rights.

                  (b) "Intellectual Property" includes United States and foreign inventions, invention disclosures, patents, inventors' certificates, utility models, trademarks, service marks, trade names, copyrights, mask work registrations, trade secrets (including processes and software programs), registrations and applications therefor, and past, present and future causes of action and remedies therefor.

                  (c) To the knowledge of the Company, the Company and its Subsidiaries are not in default under any material agreement pursuant to which it is licensing Intellectual Property of a third party or granting licenses to its own Intellectual Property. The Company has not notified any other party of an alleged default of any such agreement. The Company has not received any communications alleging that the Company has violated in any material respect any other person's Intellectual Property rights or has engaged in unfair competition against such person.

                  (d) To the knowledge of the Company, the Company and its Subsidiaries do not now infringe or misappropriate any third party's Intellectual Property rights and do not have any material liability for any past infringement or misappropriation. No material dispute or disagreement involving the Company or any of its Subsidiaries exists or is, to the knowledge of the Company, threatened with regard to any third party Intellectual Property right, including any allegation of Intellectual Property infringement or misappropriation or of any breach or default of an Intellectual Property license or similar agreement.

            3.16 FRAUD AND ABUSE. To the knowledge of the Company, none of the Company, its Subsidiaries or any of their respective officers, directors or employees is under investigation by any Governmental Entity with respect to any activities which are prohibited under Federal Medicare and Medicaid Statutes or any related state or local statutes or regulations, and none of the Company or any of its Subsidiaries knows of any reasonable basis therefor.

            3.17 INSURANCE. Schedule 3.17(a) lists each of the insurance policies relating to the Company or its Subsidiaries which are currently in effect. The Company has provided Parent and Purchaser with a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of the Company, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and the Company does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Material Adverse Effect. Schedule 3.17(b) describes any self-insurance arrangements affecting the Company or its Subsidiaries. The insurance policies listed on
Schedule 3.17(a) include all policies which are required in connection with the operation of the businesses of the Company and its Subsidiaries as currently conducted by applicable laws and all agreements relating to the Company and its Subsidiaries.

            3.18 OPINION OF FINANCIAL ADVISOR. The Company has received, and delivered to Parent a copy of, the opinion of Dain Bosworth Incorporated, the Company's financial advisor ("Dain Bosworth"), to the effect that the consideration to be received by the Company's shareholders in the Offer and the Merger, and the transaction contemplated by the POL Agreement, taken as a whole, is fair to the Company and the Company's shareholders from a financial point of view.

            3.19 VOTE REQUIRED. If Parent, Purchaser or any permitted assignee thereof acquires and holds shares of Company Common Stock constituting at least 80% of all of the issued and outstanding shares of Company Common Stock, no vote of the holders of the Company Common Stock shall be required to approve this Agreement or the transactions contemplated hereby. Otherwise, the Merger contemplated by this Agreement must be approved by the affirmative vote of a majority of the Shares voted on a proposal to approve the Merger at a duly convened special or regular meeting of the shareholders of the Company and, if
Section 2538 of the PBCL is applicable, by the majority of the votes cast by shareholders other than Parent, Purchaser or any permitted assignee thereof.

            3.20 INFORMATION SUPPLIED; COMPANY PROXY STATEMENT. None of the information supplied or to be supplied by the Company for inclusion in the Offer Documents will, at the date such Offer Documents are filed with the SEC and the date they are disseminated to the Company's shareholders, contain any untrue statement of a material fact regarding the Company or will omit to state any material fact regarding the Company required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. The Company Proxy Statement (and any amendment or supplement thereto) will, at the date mailed to the Company shareholders and at the time of the Special Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. The Company Proxy Statement will comply in all material respects with the Exchange Act and the rules and regulations thereunder. With respect to the Offer Documents and the Company Proxy Statement, no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Purchaser for inclusion therein.

            3.21 POL AGREEMENT. The Company has delivered to Parent an executed copy of the POL Agreement entered into concurrently herewith by the Company and Dunaway Holdings providing for the option by the Company to sell to Dunaway Holdings of all of the outstanding shares of capital stock of POL, and all of the Company's rights, interests, liabilities and obligations relating to POL, such option agreement and the underlying purchase agreement being in substantially the form set forth in Exhibit 3.21 attached hereto. The POL Agreement is in full force and effect. The POL Agreement provides for the Company's option to sell the POL shares of capital stock to Dunaway Holdings and, in the event of such sale, the assignment and assumption by Dunaway Holdings of obligations and liabilities relating to POL as specified therein. In the event that the POL Agreement is exercised the Company is being fully indemnified for any continuing obligations or liabilities of any nature (contingent or otherwise) that it may have following the consummation of the sale of the POL shares contemplated by the POL Agreement notwithstanding the assignment and assumption thereof by Dunaway Holdings.

            3.22 THE SHAREHOLDERS' SHARES. All Shares owned beneficially or of record by each of the Shareholders were acquired at the time and in the manner set forth in the certificate set forth in Exhibit 3.22 attached hereto, prior to January 1, 1983 for purposes of Section 2543 of the PBCL.

            3.23 PENNSYLVANIA LAW. Assuming that Purchaser does not seek a "control share approval" as that term is defined in Section 2581 of the PBCL, the provisions of Subchapters 25I and 25J of the PBCL will not apply to the transactions contemplated by this Agreement.

            3.24 VOTING RIGHTS. All currently outstanding shares of Common Stock have full voting rights under the PBCL.

            3.25 POL. Since September 30, 1995, none of the Company or any of its Subsidiaries (other than POL) has made any loans, advances or contributions to, or any investments in, POL except any such loans, advances, contributions or investments that are (a) reflected as an "intercompany account" on the Company's balance sheet and (b) used solely for POL's ordinary course of business operations.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PARENT AND
                                    PURCHASER

           Parent and Purchaser represent and warrant to the Company as follows:

            4.1 ORGANIZATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and has the requisite corporate power to carry on its business. Purchaser has made available to the Company a complete and correct copy of its articles of incorporation and bylaws, each as amended to date and as in full force and effect. Purchaser is not in default in any material respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws.

            4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of Parent and Purchaser have been duly and validly authorized by the Boards of Directors of Parent and of Purchaser and by Parent as the sole shareholder of Purchaser and no other corporate proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except as contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming this Agreement constitutes a valid and binding obligation of the Company and the requisite approval of the Company's shareholders has been obtained, this Agreement constitutes a valid and binding agreement of both Parent and Purchaser, enforceable against each of them in accordance with its terms, except (a) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            4.3 CONSENT AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by Parent and Purchaser, nor the consummation of the transactions contemplated hereby, will:

                  (a) conflict with any provision of the certificate of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Purchaser;

                  (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (x) the Schedule 14D-1, (y) the Company Proxy Statement relating to the approval by the Company's shareholders of the Agreement as contemplated by Section 1.8 of the Agreement, if such approval is required by law, and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, the Tender and Option Agreement and the transactions contemplated hereby and thereby, (iii) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania, (iv) the filing of an informational notice by Purchaser with the Pennsylvania Securities Commission in order to perfect an exemption from the registration requirements of the Pennsylvania Takeover Disclosure Law of 1976 pursuant to Section 8 thereof, and (v) where the failure to obtain such consents, approvals, authorizations or permits or the failure to make such filings or notifications would not have a material adverse effect on the financial condition, business, properties or results of operations of Parent and its subsidiaries, taken as a whole;

                  (c) except as disclosed to the Company in writing by Parent or Purchaser, conflict with, result in the breach of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, lease, mortgage, license, agreement or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a material adverse effect on the financial condition, business, properties or results of operations of Parent and its subsidiaries, taken as a whole; or

                  (d) conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent or Purchaser in such a manner as to result in a material adverse effect on the financial condition, business, properties or results of operations of Parent and its subsidiaries, taken as a whole.

            4.4 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent and Purchaser expressly for inclusion in the Company Proxy Statement or the Schedule 14D-9 will, at the date mailed to the Company's shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

            4.5 FINANCING. Either Parent or Purchaser has sufficient funds available (through existing credit arrangements or otherwise) to purchase all of the Shares outstanding on a fully diluted basis and to pay all fees and expenses related to the transactions contemplated by this Agreement.

            4.6 PURCHASER'S OPERATIONS. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

            4.7 NO SHARES OWNED BY PARENT, PURCHASER OR AFFILIATES. As of the date hereof, neither Parent nor Purchaser nor any of their affiliates owns any Shares.


                                    ARTICLE V

                       CONDUCT OF BUSINESS BY THE COMPANY
                             PRIOR TO EFFECTIVE DATE

           The Company agrees that, except (i) as expressly contemplated by this Agreement, or (ii) as agreed in writing by Parent, after the date hereof, and prior to the time the directors of the Purchaser have been elected to the Board of Directors of the Company pursuant to Section 1.3, as follows:

            5.1 ORDINARY COURSE. The Company and each of its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use their reasonable efforts consistent with past practice and policies to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their existing relationships with customers, suppliers, lessors, lessees, creditors and others having business dealings with them. The Company will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

            5.2 DIVIDENDS; CHANGES IN STOCK. The Company shall not, and shall not cause or permit any of its Subsidiaries to, (a) declare, set aside or pay any dividends on or make other distributions in respect of any shares of its capital stock, (b) split, combine or reclassify any shares of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock or (c) propose to do any of the foregoing. Notwithstanding the foregoing, nothing in this Section 5.2 shall prevent the Company, upon the consummation by the Company of a transaction for a Higher POL Offer in accordance with
Section 6.13 hereof, from declaring and paying a dividend in respect of its shares of Common Stock (payable to the Company's record holders of Common
Stock immediately prior to the earlier of (i) Purchaser's acceptance of Shares for payment under the Offer or (ii) the Effective Time) in an aggregate amount equal to the amount of the excess of the net cash proceeds actually received by the Company in the transaction for the Higher POL Offer (after taking into account all out-of-pocket costs and expenses directly related to such transaction incurred after the date hereof, including without limitation the fees and expenses, to the extent reimbursable by the Company, of Dunaway Holdings and of Dain Bosworth incurred in connection with the POL Agreement) over the $4 million to be received by the Company in the transaction with Dunaway Holdings contemplated by the POL Agreement as of the date hereof (the amount of such dividend to be subject to prior confirmation by Parent based upon reasonable documentation prepared by the Company).

            5.3 ISSUANCE OR REPURCHASE OF SECURITIES. The Company shall not, and shall not cause or permit any of its Subsidiaries to, issue, pledge, deliver, sell or transfer or authorize or propose the issuance, pledge, delivery, sale or transfer of, or repurchase, redeem or otherwise acquire directly or indirectly, or propose the repurchase, redemption or other acquisition of, any shares of capital stock of any class of the Company or its Subsidiaries, or any options, warrants or other rights exercisable for or securities convertible into or exchangeable for, any such shares (or enter into any agreements, arrangements, plans or understandings with respect to any of the foregoing), other than pursuant to the exercise of outstanding Options pursuant to the terms thereof as of the date hereof or, solely with respect to POL, the POL Agreement. No Purchase Period shall be permitted to begin on or after the date of this Agreement, and no participant shall be permitted to elect to participate (or increase his or her participation) in any offering under the Stock Plan in effect on the date of this Agreement.

            5.4 GOVERNING DOCUMENTS; BOARD OF DIRECTORS. The Company shall not, and shall not cause or permit any of its Subsidiaries to, propose or adopt any amendment to its or their articles of incorporation or bylaws (or similar charter documents) or take any action to alter the size or composition of its Board of Directors, except as specifically contemplated by Section 1.3(a) hereof.

            5.5 NO DISPOSITIONS. The Company shall not, and shall not cause or permit any of its Subsidiaries to, transfer, sell, lease, license, mortgage or otherwise dispose of or encumber any material assets, or enter into any commitment to do any of the foregoing, other than in the ordinary and usual course of business, consistent with past practice and other than any sale by the Company of its shares of POL pursuant to the POL Agreement.

            5.6   INDEBTEDNESS.

                  (a) The Company shall not, and shall not cause or permit any of its Subsidiaries to, incur, become subject to, or agree to incur any debt for borrowed money or incur or become subject to any other material obligation or liability (absolute or contingent), except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business consistent with prior practice.

                  (b) The Company shall not pay or be liable for prepayment or other penalties in connection with the early retirement of any Company indebtedness for borrowed money.

            5.7 EMPLOYEES. The Company shall not, and shall not cause or permit any of its Subsidiaries to, make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants, enter into or amend any employment, severance, termination or other agreement or make any loans to any of its officers, directors, employees, agents or consultants or make any change in its existing borrowing or lending arrange-ments for or on behalf of any of such persons, whether contingent on consummation of the Offer, the Merger or otherwise.

            5.8 BENEFIT PLANS. The Company shall not, and shall not cause or permit any of its Subsidiaries to (a) pay, agree to pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director or employee except in the ordinary course of business and consistent with past practice or as permitted by this Agreement; (b) pay or agree to pay or make any accrual or arrangement for payment to any employees of the Company or any of its Subsidiaries of any amount relating to unused vacation days; (c) except for a contribution to the Company's Profit Sharing Plan in an amount not to exceed $500,000 commit itself or themselves to adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present (including without limitation permitting any Purchase Period to commence under the Stock Plan); or (d) amend in any material respect any such existing plan, agreement or arrangement.

            5.9 TAXES. The Company and each of its Subsidiaries shall (i) properly prepare and file all material reports or Tax Returns required by the Company or any Subsidiary to be filed with any governmental or regulatory authorities with respect to its business, operations, or affairs, and (ii) pay in full and when due all Taxes indicated on such Tax Returns or otherwise levied or assessed upon the Company, its Subsidiaries or any of their assets and properties unless such Taxes are being contested in good faith by appropriate proceedings and reasonable reserves therefor have been established in accordance with GAAP. The preparation of any such Tax Returns filed by the Company shall be subject to the timely review and approval of Parent, which approval shall not be unreasonably withheld.

            5.10 CONSULTATION AND COOPERATION. The Company and each of its Subsidiaries shall (i) report on a regular basis, at reasonable times, to a representative designated by Parent regarding material operational matters and financial matters (including monthly unaudited financial information); (ii) promptly and regularly notify Parent of any change in the normal course or operation of its business or its properties and of any material development in the business or operations of the Company and its Subsidiaries (including without limitation any Material Adverse Effect or any governmental or third party claims, complaints, investigations or hearings, or communications indicating that the same may be forthcoming or contemplated); and (iii) cooperate with Parent and its affiliates and representatives in arranging for an orderly transition in connection with the transfer of control of the Company, including without limitation arranging meetings among the Company, its vendors, suppliers and customers and representatives of Parent and its affiliates.

            5.11 ADDITIONAL MATTERS. The Company shall not, and shall not cause or permit any of its Subsidiaries to:

                  (a) enter into, amend or terminate any agreements, commitments or contracts which, individually or in the aggregate, are material to the financial condition, business, assets, properties, prospects or results of operations of the Company and its Subsidiaries taken as a whole, or waive, release, assign or relinquish any material rights or claims thereunder, except in the ordinary course of business, consistent with past practice;

                  (b) discharge or satisfy any lien or encumbrance or payment of any obligation or liability (absolute or contingent) other than current liabilities in the ordinary course of business;

                  (c) cancel or agree to cancel any material debts or claims, except in each case in the ordinary course of business;

                  (d)   waive any rights of substantial value;

                  (e) pay, discharge, satisfy or settle any litigation or other claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise) involving the payment by the Company or any of its Subsidiaries of more than $50,000;

                  (f)   make any equity investments in third parties;

                  (g) (i) incur, pay, or be subject to any material obligation to make any payment of, or in respect of, any Tax on or before the Effective Time, except in the ordinary course of business consistent with past practice,
(ii) settle any material Audit, make or change any material Tax election or file any amended Tax Returns, or (iii) agree to extend or waive any statute of limitations on the assessment or collection of Tax;

                  (h) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger) or otherwise make any material change in the conduct of the business or operations of the Company and its Subsidiaries taken as a whole; or

                  (i) agree in writing or otherwise to take any of the foregoing actions or any other action which would constitute a Material Adverse Effect in any of the items and matters covered by the representations and warranties of the Company set forth in Article III, or make any representation or warranty of the Company in this Agreement materially inaccurate in any respect.

            5.12 POL. None of the Company nor any of its Subsidiaries shall make any loans, advances or contributions, or any investments in, POL except any such loans, advances, contributions or investments that are (a) reflected as an "intercompany account" on the Company's balance sheet and (b) used solely for POL's ordinary course of business operations.


                                   ARTICLE VI

                              ADDITIONAL COVENANTS

           6.1    NO SOLICITATION.

                  (a) The Company and its Subsidiaries and affiliates will not, and the Company and its Subsidiaries and affiliates will use their reasonable efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other representatives and agents do not, directly or indirectly, initiate, solicit, encourage or participate in, or provide any information to any Person (as defined below) concerning, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below) of the Company or any Subsidiary or affiliate or an inquiry with respect thereto. The Company shall, and shall cause its Subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all existing activities, discus-sions and negotiations, if any, with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, the Company may, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to an appropriate confidentiality agreement, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal
(x) if such entity or group has submitted a bona fide written proposal to the Board of Directors of the Company relating to any such transaction and (y) if, in the opinion of the Board of Directors of the Company, after consultation with independent legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would be inconsistent with their fiduciary duties under applicable law.

                  (b) The Company shall promptly notify Parent and Purchaser of any such offers, proposals or Acquisition Proposals (including without limitation the terms and conditions thereof and the identity of the Person making it), and will keep Parent apprised of all developments with respect to any such Acquisition Proposal. The Company shall give Parent written notice (an "Intent Notice") of any Acquisition Proposal that the Company intends to accept as an Acceptable Offer (as defined below) in accordance with the terms hereof at least two business days prior to accepting such offer or otherwise entering into any agreement or understanding with respect thereto. For purposes hereof, any modification of an Acquisition Proposal shall constitute a new Acquisition Proposal.

                  (c) Nothing contained in this Section 6.1 shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the Company's shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or
(ii) making such disclosure to the Company's shareholders which, in the opinion of the Board of Directors of the Company, after consultation with independent legal counsel to the Company, may be required under applicable law.

                  (d) As used in this Agreement, "Acquisition Proposal" when used in connection with any Person shall mean any tender or exchange offer involving such Person, any proposal for a merger, consolidation or other business combination involving such Person or any subsidiary of such Person, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, such Person or any subsidiary of such Person, any proposal or offer with respect to any recapitalization or restructuring with respect to such Person or any subsidiary of such Person or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such Person, or any subsidiary of such Person; PROVIDED, HOWEVER, that, as used in this Agreement, the term "Acquisition Proposal" shall not apply to (i) any offer or proposal for a transaction between the Company and any Person providing for the sale to such Person of all of the capital stock of, and the Company's rights, interests, obligations and liabilities relating to, POL which is covered by Section 6.13 hereof (a "POL Proposal") and (ii) any transaction of the type described in this subsection (d) involving Parent, Purchaser or their affiliates. As used in this Agreement, "Person" shall mean any corporation, partnership, person or other entity or group (including the Company and its affiliates and representatives, but excluding Parent or any of its affiliates or representatives).

                  (e) As used in this Agreement, "Acceptable Offer" shall mean an executed written offer for an Acquisition Proposal received by the Company in accordance with Section 6.1 hereof (i) in which the offeror demonstrates proof of its financial capability and authority to consummate the transactions contemplated by such offer (including without limitation the payments required by Section 9.1(b) hereof); and (ii) which provides for (x) net cash proceeds to the Company or all of its shareholders (in addition to amounts paid pursuant to clause (i) above) in an amount greater than that provided for hereunder, at a per Share purchase price greater than that contained herein (or, in the event such amount has been increased by Parent hereunder, such greater amount) or (y) the issuance of publicly traded stock as the consideration payable to the Company or all of its shareholders (in addition to amounts paid pursuant to clause (i) above) which has an established market value in excess of the per Share purchase price contained herein (or, in the event such amount has been increased by Parent hereunder, such greater amount).

            6.2   ACCESS TO INFORMATION; CONFIDENTIALITY.

                  (a) Between the date of this Agreement and the Effective Time, upon reasonable notice the Company shall (and shall cause each of its Subsidiaries to) (i) give Parent, Purchaser and their respective officers, employees, accountants, counsel, financing sources and other agents and representatives full access to all plants, offices, warehouses and other facilities and to all contracts, internal reports, data processing files and records, Federal, state, local and foreign tax returns and records, commitments, books, records and affairs of the

Company and its Subsidiaries, whether located on the premises of the Company or one of its Subsidiaries or at another location; (ii) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or regulations; (iii) permit Parent and Purchaser to make such inspections as they may require; (iv) cause its officers and the officers of its Subsidiaries to furnish Parent and Purchaser such financial, operating, technical and product data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent and Purchaser from time to time may request, including without limitation financial statements and schedules; (v) allow Parent and Purchaser the opportunity to interview such employees, vendors, customers, sales representatives, distributors and other personnel of the Company with the Company's prior written consent, which consent shall not be unreasonably withheld; and (vi) assist and cooperate with Parent and Purchaser in the development of integration plans for implementation by Parent and the Surviving Corporation following the Effective Time; PROVIDED, HOWEVER, that no investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty made by the Company herein. Until the Effective Time, materials furnished to Parent pursuant to this Section
6.2 may be used by Parent for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.

                  (b) Except as otherwise provided below, until Parent or Purchaser acquires Shares pursuant to the Offer or the Tender and Option Agreement Parent and Purchaser shall, and shall cause their affiliates, agents and representatives to, keep secret and retain in confidence, and not use for the benefit of any such person or others (other than in connection with this Agreement and the transactions contemplated hereby), any confidential information of the Company which the Parent or Purchaser obtained from the Company pursuant to this Section 6.2. The restrictions on use and disclosure contained herein shall not apply if and to the extent any such information (i) is publicly available or becomes publicly available (through no action or fault of Parent or Purchaser), (ii) was or is obtained by Parent or Purchaser from a third party, PROVIDED that to the recipient's knowledge, after reasonable inquiry, such third party was not bound by a contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or material, (iii) was already in the possession of Parent or Purchaser or known to Parent or Purchaser prior to being disclosed or provided to them by or on behalf of the Company, PROVIDED, that, to the recipient's knowledge, after reasonable inquiry, the source of such information or material was not bound by a contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect thereto, or (iv) is required to be disclosed in a legal proceeding or pursuant to applicable law or the rules or regulations of any national securities exchange or over-the-counter market. In the event that Parent or Purchaser is requested or required (by oral questions, interrogatories, request for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the confidential information provided under this Section 6.2, such party shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.2. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Parent or Purchaser is nonetheless, based on advice of its outside counsel, legally compelled to disclose the confidential information to any tribunal or else stand liable to contempt or suffer other censure or penalty, such party may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such party is legally required to be disclosed, provided that such party shall use its reasonable efforts to preserve the confidentiality of the confidential information, including without limitation by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be afforded the confidential information by such tribunal. The restrictions on use and disclosure of confidential information under this Section 6.2 shall expire three years from the date hereof.

            6.3 HSR ACT. The Company and Parent shall take all reasonable actions necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Divisions of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters.

            6.4 CONSENTS AND APPROVALS. Each of the Company, Parent and Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement, the POL Agreement and the transactions contemplated hereby and thereby (which actions shall include without limitation furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their respective subsidiaries in connection with this Agreement, the POL Agreement and the transactions contemplated hereby and thereby. Each of the Company, Parent and Purchaser will, and will cause its respective subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Purchaser, the Company or any of their respective subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement or the POL Agreement.

            6.5 NOTIFICATION OF CERTAIN MATTERS. The Company will give prompt notice to Parent, and Parent and Purchaser will give prompt notice to the Company, of (a) any notice of default received by either of them or any of their subsidiaries subsequent to the date of this Agreement and prior to the Effective Time under any material instrument or material agreement to which either of them, or any of their subsidiaries, is a party or by which either is bound (including without limitation the POL Agreement), which default would, if not remedied, result in a Material Adverse Effect or which would render materially incomplete or untrue any representation made herein, (b) any suit, action or proceeding instituted or, to the knowledge of any of them, threatened against or affecting any of them subsequent to the date of this Agreement and prior to the Effective Time which, if adversely determined, would have a material adverse effect on the financial condition or results of operations of Parent or Purchaser or result in a Material Adverse Effect in the Company and its Subsidiaries or which would render materially incorrect any representation made herein and (c) any material breach of the Company's, or Parent's or Purchaser's, as the case may be, covenants hereunder or the occurrence of any event that is reasonably likely to cause any of its representations and warranties hereunder to become incomplete or untrue in any material respect.

            6.6 BROKERS OR FINDERS. Each of Parent and the Company represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the POL Agreement except CS First Boston Corporation and Dain Bosworth, whose fees and expenses will be paid by Parent and the Company, respectively, in accordance with the agreements with such firms (copies of which have been delivered by each of the Company and Parent to the other prior to the date of this Agreement), and each of Parent and Company agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

            6.7 ADDITIONAL ACTIONS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Merger, the transactions contemplated by the POL Agreement and the other transactions contemplated by this Agreement, subject, however, to the appropriate vote of shareholders of the Company required so to vote as described in Section 3.19 hereof. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of Purchaser or the Company, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action.

            6.8   BENEFIT PLANS AND CERTAIN CONTRACTS; SEVERANCE
ARRANGEMENTS.

                  (a) Parent hereby agrees to cause the Surviving Corporation to pay, in accordance with their terms as in effect on the date hereof, without offset, deduction, counterclaim, interruption or deferment (other than as required by applicable law) all amounts due and payable under the terms of all written employment contracts, agreements, plans, policies and commitments of the Company and its Subsidiaries (other than with respect to liabilities and obligations to be assumed or retained by POL or Dunaway Holdings for which POL or Dunaway Holdings shall be liable, in each case pursuant to the POL Agreement (or, in each case, in the event an agreement is entered into with respect to a Higher POL Offer, by POL or the purchaser thereunder)) with or with respect to its current or former employees, officers and directors as such contracts, agreements, plans, policies and commitments are described on Schedule 3.14(i) hereto and in the Company SEC Reports filed on or before the date of this Agreement (other than any such contracts, agreements, plans, policies or commitments to the extent that such arrangements provide benefits that relate to severance or termination which are addressed in Section 6.8(b) below) to the extent such amounts are vested on or prior to the date of this Agreement or will become vested as a result of the transactions contemplated hereby. It is Parent's current intention to cause the Surviving Corporation to provide its employees with employee benefit plans providing welfare benefits substantially comparable in the aggregate to those provided to employees generally by the Company as of the date of this Agreement. Such welfare benefit plans shall (i) recognize expenses and claims that were incurred by the Company's employees in the year in which the Effective Time occurs and recognized for purposes of computing deductible amounts and copayments under the Company's plans as of the Effective Time and (ii) provide coverage for pre-existing health conditions to the extent covered under the applicable plans or programs of the Company as of the Effective Time. In addition, employees of the Surviving Corporation shall receive credit for their prior service with the Company and its Subsidiaries for eligibility and vesting purposes and for vacation accrual purposes. Notwithstanding anything to the contrary herein, Parent shall be under no obligation to provide employees of the Surviving Corporation with the opportunity to participate in any "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) or other stock-based retirement plan or arrangement.

                  (b) On or prior to the Closing Date, Parent shall cause the Surviving Corporation to offer to each officer and key employee of the Company identified on Schedule 6.8(b)(1) hereto a severance agreement with the Company in substantially the form set forth in Exhibit 6.8(b) hereto and with such other terms for each such officer as are set forth on Schedule 6.8(b)(1). With respect to the Company's other employees employed by the Company or its Subsidiaries (other than POL) as of the Closing Date, Parent shall cause the Surviving Corporation to honor the Company's severance and termination policy as set forth on Schedule 6.8(b)(2) hereto.

                  (c) On or prior to the Closing Date, Parent shall cause the Surviving Corporation to offer to each officer of the Company identified on
Schedule 6.8(c) hereto a consulting agreement with the Company in substantially the form set forth in Exhibit 6.8(c) hereto.

                  (d) Notwithstanding anything to the contrary contained above, the Surviving Corporation shall be permitted to amend, modify, supplement or terminate any Plan, policy, agreement, commitment or other arrangement to the extent not prohibited by the terms thereof or by applicable law.

                  (e) Nothing contained in this Agreement, including without limitation this Section 6.8, shall confer on any person not a party to this

Agreement, or constitute or be evidence of any agreement or understanding, express or implied, that any person has a right to be employed as an employee of or consultant to Parent or the Surviving Corporation for any period of time or at any specific rate of compensation.

            6.9   DIRECTORS' AND OFFICERS' INDEMNIFICATION.

                  (a) For six years after the earlier of (i) the date on which the designees of Parent have been elected to the Board of Directors of the Company pursuant to Section 1.3 hereof and constitute a majority of the members thereof and (ii) the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries (other than POL) (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Parent or the Surviving Corporation)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under Pennsylvania law, the Company's articles of incorporation, bylaws or written indemnification agreements that are listed on
Schedule 6.9(a) hereto and have been delivered to the Company prior to the date hereof, in each case as in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; PROVIDED, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; and PROVIDED, FURTHER, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Pennsylvania law, the Company's articles of incorporation or bylaws or such agreements, as the case may be, shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; and PROVIDED, FURTHER, that nothing herein shall impair any rights or obligations of any present or former directors or officers of the Company.

                  (b) Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than three years after the Effective Time; PROVIDED, that the Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; PROVIDED, FURTHER, that if the existing D&O Insurance expires, is terminated or cancelled during such period, Parent or the Surviving Corporation will use its reasonable efforts to obtain substantially similar D&O Insurance; PROVIDED, HOWEVER, that in no event shall the Company be required to pay aggregate premiums for insurance under this Section 6.9 in excess of 125% of the aggregate premiums paid by the Company in 1994 (on an annualized basis for such purpose) (the "1994 Premiums"). In the event that, but for the last proviso of the immediately preceding sentence, Parent or the Surviving Corporation would be required to expend more than 125% of the 1994 Premiums, Parent or the Surviving Corporation shall nonetheless purchase the maximum amount of such insurance obtainable by payment of annual premiums equal to 125% of the 1994 Premiums.

            6.10 TENDER AND OPTION AGREEMENT; PENNSYLVANIA LAW. The Company, regardless of any termination of this Agreement, shall not (a) take any action which, in the reasonable judgment of Parent, would impede, interfere with or attempt to discourage the transactions contemplated by this Agreement or the Tender and Option Agreement, (b) amend, revoke, withdraw or modify the approval of the Purchaser's acquisition of the Company Common Stock, the Merger and the other transactions contemplated hereby so as to render the restrictions of
Section 25F of the PBCL applicable to the Merger or the POL Agreement or make
Section 1924(b)(1)(ii) unavailable for the Merger, or (c) take action rendering the requirements for business combinations contained in Subchapter 25F of the PBCL inapplicable to a business combination between the Company and any third party or its affiliates or associates; PROVIDED, HOWEVER, that any of the above actions may be taken if, in the opinion of the Board of Directors of the Company after consultation with independent legal counsel to the Company, the failure to take such action would be inconsistent with their fiduciary duties under applicable law; and PROVIDED, FURTHER, that the Company may take any such action if this Agreement has been terminated pursuant to Section 8.1(c)(i) hereof and Parent has been paid the fees contemplated by Section 9.1 hereof.

            6.11 PUBLICITY. So long as this Agreement is in effect and subject to Section 6.1 hereof, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

            6.12 PARENT'S SALE OF SHARES IN ACCEPTABLE OFFER. In the event that (a) this Agreement shall have been terminated in accordance with Section
8.1 hereof (other than due to a breach by the Company), and (b) at any time in the twelve months after such termination of this Agreement the Company engages in a transaction that would constitute an Acceptable Offer hereunder, then in such case Parent agrees that it shall sell to the Company's designee (i) the Option, at a purchase price equal to the product of (x) the excess of the price per Share provided by such Acceptable Offer and (y) the number of Shares subject to the Option; or (ii) if Purchaser shall have theretofore exercised the Option, the Shares acquired pursuant thereto at the price per Share provided by such Acceptable Offer, in either case at or prior to the consummation of the transaction contemplated by such Acceptable Offer. Notwithstanding the foregoing, neither Parent nor Purchaser shall be required to sell the Option on the Shares, or Shares purchased upon exercise thereof, to the extent that any profits resulting therefrom would be subject to the profit recovery provisions of Subchapter 25H of the PBCL.

            6.13  POL AGREEMENT.

                  (a) The Company will not (i) amend, revoke, withdraw, modify or terminate the POL Agreement, (ii) exercise or waive any of its rights under the POL Agreement or (iii) impede, interfere with or attempt to discourage the transactions contemplated by the POL Agreement without the prior written consent of Parent in its sole discretion. Anything herein or elsewhere to the contrary notwithstanding, but subject to the immediately preceding sentence, in the event that the Company exercises its option under the POL Agreement then the purchase agreement with respect to POL underlying the POL Agreement may only be terminated by the Company in order to allow the Company to accept a bona fide POL Proposal providing for the sale of POL for greater net cash proceeds (after taking into account all out-of-pocket costs and expenses directly related to such transaction incurred after the date hereof, including without limitation the fees and expenses, to the extent reimbursable by the Company, of Dunaway Holdings and of Dain Bosworth incurred in connection with the POL Agreement) than $4 million and which is (i) otherwise on substantially the same terms (other than any financing terms) and (ii) for such other consideration, in either case as Parent in its sole discretion may agree to (such offer, a "Higher POL Offer"). For purposes of this Agreement, in the event that the Company accepts a Higher POL Offer and enters into an agreement with respect thereto in accordance with the terms of this Section 6.13, thereafter all references herein to the "POL Agreement" shall be deemed to refer to such agreement providing for the Higher POL Offer. Nothing in this Section 6.13 shall prohibit the Company from soliciting proposals to acquire POL.

                  (b) The Company shall promptly notify Parent of any POL Proposal (including without limitation the terms and conditions thereof and the identity of the Person making it), and will keep Parent apprised of all developments with respect to any POL Proposal. The Company shall give Parent written notice of any POL Proposal that the Company proposes to accept in accordance with the terms of Section 6.13(a) hereof as a Higher POL Offer at least five business days prior to accepting such POL Proposal or otherwise entering into any agreement or understanding with respect thereto.

            6.14 COMPANY AUDITED FINANCIAL STATEMENTS. Prior to the expiration of the Offer, the Company shall deliver to Parent a copy of, and an unqualified audit opinion, dated on or before the expiration date of the Offer, of Arthur Andersen regarding, the Company's consolidated financial statements for the fiscal year ended September 30, 1995.

            6.15 OPINIONS OF COMPANY COUNSEL. The Company shall use all reasonable efforts to deliver to Parent, by the tenth business day after the date hereof (a) the opinion of Dykema Gossett PLLC, special counsel for the Company, with respect to the matters set forth in the form of opinion set forth in Exhibit 6.15(a) attached hereto and (b) the opinion of Montgomery, McCracken, Walker and Rhoads, or such other outside counsel to the Company as is reasonably acceptable to Parent, in such form as Parent may reasonably require prior to the date hereof.

            6.16 OPINION OF PARENT COUNSEL. Parent shall use its reasonable efforts to deliver to the Company, by the fifth business day after the date hereof, (a) the opinion of Jay P. Wertheim, Esq., Vice President, Law, of Parent, in substantially the form set forth in Exhibit 6.16 attached hereto and
(b) Rhoads & Sinon, special Pennsylvania counsel to Parent.


                                   ARTICLE VII

                                   CONDITIONS

           7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

                 (a) GOVERNMENTAL APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Federal, state, local or foreign governmental or regulatory authority necessary for the consummation of the Merger and the transactions contemplated by this Agreement shall have been filed, occurred or been obtained and shall be in effect at the Effective Time.

                 (b) LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order precluding, restraining, enjoining, preventing or prohibiting the consummation of the Merger shall have been issued by any Federal, state or foreign court or other governmental or regulatory authority and remain in effect.

                 (c) STATUTES. No Federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits the consummation of the Merger or would make the consummation of the Merger illegal.

                 (d) SHAREHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote required of the shareholders of the Company, if required pursuant to the Company's articles of incorporation and applicable Pennsylvania law, in order to consummate the Merger.

           7.2 ADDITIONAL CONDITION TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the additional condition that Parent, Purchaser or their affiliates shall have purchased Shares (including without limitation the Shares subject to the Tender and Option Agreement) pursuant to the Offer or the Tender and Option Agreement.

           7.3 ADDITIONAL CONDITION TO OBLIGATIONS OF PARENT AND PURCHASER TO EFFECT THE MERGER. The obligations of Parent and Purchaser to effect the Merger shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the additional condition that the transactions contemplated by the POL Agreement shall have been consummated or POL shall have been sold pursuant to a Higher POL offer.

                                  ARTICLE VIII

                                   TERMINATION

           8.1 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

                 (a) BY MUTUAL CONSENT. By mutual consent of the Board of Directors of Parent and the Board of Directors of the Company.

                 (b) BY PARENT AND PURCHASER, OR THE COMPANY. By either the Board of Directors of Parent or the Board of Directors of the Company:

                       (i) if the Merger shall not have been consummated on or prior to May 21, 1996; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date; or

                       (ii) if a court of competent jurisdiction or other governmental or regulatory authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

                 (c)   BY THE COMPANY.  By the Board of Directors of the
Company:

                       (i) if, prior to the later of (x) the purchase of Shares by Parent, Purchaser or their affiliates pursuant to the Offer or the Tender and Option Agreement or (y) January 3, 1996, the Company shall have (A) accepted an Acceptable Offer in compliance with the terms of Section 6.1 hereof and (B) paid or caused to be paid the fees provided for in Section 9.1(b) hereof; or

                       (ii) if, prior to the purchase of Company Common Stock pursuant to the Offer or the Tender and Option Agreement, Parent or Purchaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representa-tions and warranties in any material respect; or

                       (iii) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer (the "Offer Deadline") other than due to an occurrence that if occurring after the commence-ment of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto; PROVIDED, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(iii) if the Company is in material breach of this Agreement.

                 (d)   BY PARENT AND PURCHASER.  By the Board of Directors of
Parent:

                       (i) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to the Offer Deadline; PROVIDED that Parent and Purchaser may not terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Purchaser (x) is in material breach of this Agreement or (y) has not exercised such right by the close of business on or before the fifth business day following the Offer Deadline; or

                       (ii) if Parent or Purchaser is not in material breach of the Agreement and (A) prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Company shall have received an Acceptable Offer and the Board of Directors of the Company shall have withdrawn, or modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Acquisition Proposal, PROVIDED, HOWEVER, that if the Company's Board of Directors modifies or changes its recommendation of the Offer, this Agreement or the Merger to either express no opinion and remain neutral with respect thereto, or to provide that it is unable to take a position with respect thereto, such modification or change shall not be deemed to be adverse to Parent or Purchaser for purposes of this Section 8.1(d)(ii)(A); or (B) prior to the purchase of shares of Company Common Stock pursuant to the Offer or the Tender and Option Agreement, it shall have been publicly disclosed or Parent or Purchaser shall have learned that any person, entity or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 19.9% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right, or warrant, conditional or otherwise, to acquire beneficial ownership of more than 19.9% of any class or series of capital stock of the Company (including the Shares); or

                       (iii) if Parent or Purchaser, as the case may be, shall have terminated the Offer, or the Offer shall have expired without Parent or Purchaser, as the case may be, purchasing any shares of Company Common Stock thereunder, PROVIDED that Parent or Purchaser may not terminate this Agreement pursuant to this Section 8.1(d)(iii) if (x) it or the Purchaser has failed to purchase shares of Company Common Stock in the Offer in violation of the material terms thereof or (y) Parent or Purchaser has not exercised such right by the close of business on or before the fifth business day following the termination or expiration of the Offer in accordance with its terms; or

                       (iv) if, prior to the purchase of Company Common Stock pursuant to the Offer or the Tender and Option Agreement, the Company breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect; or

                       (v) if the Company does not deliver to Parent the opinions contemplated by Section 6.15 hereof, in form and substance reasonably satisfactory to Parent in its sole discretion, by the tenth business day after the date hereof.

           8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1 above, written notice thereof shall forth-with be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent and Purchaser, or either of them, or the Company, or their respective officers, directors or employees, except (a) for fraud or for material breach of this Agreement and (b) as set forth in this Section 8.2, Sections 6.2(b), 6.10,
6.12 and 9.1 hereof and, to the extent that, and for so long as, Parent's designees to the Company's Board of Directors pursuant to Section 1.3 hereof constitute at least a majority of the members of such Board of Directors,
Section 6.9(a) hereof.


                                   ARTICLE IX

                               GENERAL PROVISIONS

           9.1   FEES AND EXPENSES.

                 (a)   Except as contemplated by this Agreement, including
Section 9.1(b) hereof, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

                 (b) If (i) the Board of Directors of the Company shall terminate this Agreement pursuant to Section 8.1(c)(i) hereof, (ii) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 8.1(d)(ii)(A) hereof, (iii) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 8.1(d)(ii)(B) and within one year of any such termination a Person shall acquire or beneficially own a majority of the then outstanding shares of Company Common Stock or shall have obtained representation on the Company's Board of Directors or shall enter into a definitive agreement with the Company with respect to an Acquisition Proposal or similar business combination or (iv) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 8.1(d) due to (I) a material breach of the representations and warranties of the Company set forth in this Agreement or
(II) a material breach of, or failure to perform or comply with, any material obligation, agreement or covenant contained in this Agreement, including but not limited to the covenants contained in Article V hereof, by the Company, then in any such case as described in clause (i), (ii), (iii) or (iv), the Company shall pay or cause to be paid to Parent (concurrently with the termination of this Agreement in the case of a termination referred to in Section 9.1(b)(i) hereof, upon the consummation of the Acquisition Proposal or similar business combination in the case of a termination referred to in Section 9.1(b)(iii) hereof, and otherwise not later than two business days after termination of this Agreement) an amount equal to $4 million.

           9.2 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.3(c) hereof), at any time prior to the Closing Date with respect to any of the terms contained herein; PROVIDED, HOWEVER, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration.

          9.3 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement shall survive the Effective Time.

           9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (which is confirmed), telex or delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a)  if to Parent or Purchaser, to:

                17221 Red Hill Avenue
                Irvine, California  92714
                Telecopy No. (714) 474-6444
                Attention:  Jay P. Wertheim, Esq.,
                             Vice President, Law
                with a copy to:

                Skadden, Arps, Slate, Meagher & Flom
                300 South Grand Avenue
                Suite 3400
                Los Angeles, California  90071
                Telecopy No. (213) 687-5600
                Attention:  Joseph J. Giunta, Esq.

           (b)  if to the Company, to:

                PSICOR, Inc.
                16818 Via del Campo Court
                San Diego, California  92127
                Telecopy No. (619) 485-5107
                Attention:  Michael W. Dunaway, President

                with a copy to:

                Dykema Gossett PLLC
                400 Renaissance Center
                Detroit, Michigan  48243
                Telecopy No. (313) 568-6915
                Attention:  Fredrick M. Miller, Esq.

           9.5 DEFINITIONS; INTERPRETATION. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           9.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

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

           9.7 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein and therein) (a) constitutes the entire agreement and supersedes all prior agreements and under-standings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.9 hereof is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

           9.8 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

           9.9 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania (without giving effect to the principles of conflicts of law thereof).

           9.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

          IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                BAXTER HEALTHCARE CORPORATION



                                By /s/ Michael A. Mussallem
                                   --------------------------------------
                                   Name: Michael A. Mussallem
                                   Title: Group President, Cardiovascular Group



                                BAXTER CVG SERVICES II, INC.



                                By /s/ Jay B. Wertheim
                                   --------------------------------------
                                   Name: Jay B. Wertheim
                                   Title: Vice President



                                PSICOR, Inc.



                                By /s/ Michael W. Dunaway
                                   --------------------------------------
                                   Name: Michael W. Dunaway
                                   Title: Chief Executive Officer
                                          and President

                                                                    ANNEX A

                         CONDITIONS TO THE TENDER OFFER

          Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if (i) the applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied or waived, or (iii) at any time on or after November 22, 1995 and before the time for payment of any such Shares, any of the following events shall occur or shall be determined by Purchaser to have occurred:

          (a) there shall have been instituted, pending or threatened any action, proceeding, application, claim or suit, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, proposed, issued or applicable to the Offer or the Merger by any domestic or foreign Federal, state or local governmental regulatory or administrative agency or authority or court or legislative body or commission which directly or indirectly (1) challenges, seeks to make illegal, prohibits or makes illegal, or imposes any material limitations on, Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of the businesses or assets of them or of the Company or its Subsidiaries, or compels Parent or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (2) challenges, seeks to make illegal, prohibits or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) results in the delay in or restricts the ability of Purchaser, or renders Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, (4) imposes material limitations on the ability of Parent or Purchaser to exercise full rights of ownership of the Shares, including without limitation the right to vote the Shares purchased by it on all matters presented to the Company's shareholders, except as specifically provided in the Control Share Acquisitions Chapter to the extent that such chapter does not prohibit the Company and Parent from engaging in a short-form merger under Section 1924(b)(ii) of the PBCL, (5) seeks to obtain or obtains material damages or otherwise directly or indirectly relates to the transactions contemplated by the Offer or the Merger, (6) seeks to require divestiture by Parent, Purchaser or any of their respective subsidiaries or affiliates of any Shares, or (7) could otherwise have a Material Adverse Effect, PROVIDED that Parent shall have used reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

          (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc. or any other securities market for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (4) any limitation (whether or not mandatory) by any foreign or United States governmental authority on the extension of credit by banks or other financial institutions, (5) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 20% measured from the close of business on November
     22, 1995, or (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (c) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any material respect when made or at and as of the date of consummation of the Offer as though made on or as of such date, except (i) for changes specifically permitted by the Merger Agreement, and (ii) those representations and warranties that address matters only as of a particular date are true and correct as of such date, or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it;

          (d) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under this Agreement;

          (e) any change in the financial condition, business, assets, properties, prospects or results of operations of the Company and its Subsidiaries taken as a whole that would constitute a Material Adverse Effect shall have occurred, or there shall be any event, condition, occurrence or development of a state of circumstances or facts which individually or in the aggregate causes, results in or could cause or result in such a Material Adverse Effect;

          (f) the Merger Agreement shall have been terminated in accordance with its terms;

          (g) (i) it shall have been publicly disclosed or Parent or Purchaser shall have otherwise learned that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 19.9% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 19.9% of any class or series of capital stock of the Company (including the Shares); or (ii) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to an Acquisition Proposal or other business combination with the Company;

          (h) the Company's Board of Directors shall have withdrawn, or modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal, PROVIDED, HOWEVER, that if the Company's Board of Directors modifies or changes its recommendation of the Offer, the Merger Agreement or the Merger to either express its opinion and remain neutral with respect thereto, or to provide that it is unable to take a position with respect thereto, such modification or change shall not be deemed to be adverse to Parent or Purchaser for purposes of this paragraph (h);

          (i) the Company shall have not obtained all consents from Option holders under the Option Plans needed in order to pay them the amounts contemplated under Section 2.3 of the Agreement in lieu of any and all rights of such Option holders under such Option Plans;

          (j) a "Purchase Period" under the Stock Plan shall have been in effect at any time after November 30, 1995, or the Company shall not have the absolute right to convert any outstanding options thereunder into the right to receive cash determined in accordance with Section 2.1(c) or 2.3 of the Agreement, as the case may be, in lieu of any and all rights of the participants under the Stock Plan;

          (k)  the Company shall not have obtained the consent contemplated by
     Section 2.4 of the Agreement;

          (l) if POL has not been sold pursuant to a Higher POL Offer, the POL Agreement shall not be in full force and effect, there shall have been a breach of such POL Agreement or all conditions precedent to the closing of the transactions contemplated by the POL Agreement shall not be capable of being satisfied promptly; and

          (m) an exemption under Section 8(a) of the Pennsylvania Takeover Disclosure Law with respect to the Offer shall not be effective;

which in the sole judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser giving rise to such condition) makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

          The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.